UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   WHITE, III, JAMES M.
   P.O. BOX 25099
   1501 NORTH HAMILTON STREET
   RICHMOND, VA  23260
2. Issuer Name and Ticker or Trading Symbol
   UNIVERSAL CORPORATION
   UVV
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/11/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SECRETARY
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |      |    |                  |   |           |4,686              |D     |                           |
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COMMON STOCK                 |6/30/9|I   |1,203             |A  |           |17,838(1)          |I(2)  |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |------------       |      |                           |
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                             |      |    |                  |   |TOTAL      |22,524             |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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OPTIONS TO BUY COMMON ST|$35.3125|     |    |           |   |12/15|12/1/|COMMON STOCK|       |       |3,676       |D  |            |
OCK                     |        |     |    |           |   |/98  |04   |(3)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$35.375 |     |    |           |   |12/6/|12/1/|COMMON STOCK|       |       |1,995       |D  |            |
OCK                     |        |     |    |           |   |97   |04   |(3)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$38.94  |     |    |           |   |6/15/|11/20|COMMON STOCK|       |       |18,000      |D  |            |
OCK                     |        |     |    |           |   |98   |/07  |(3)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$40.1875|     |    |           |   |6/8/9|12/1/|COMMON STOCK|       |       |2,514       |D  |            |
OCK                     |        |     |    |           |   |8    |04   |(3)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$33.25  |     |    |           |   |6/15/|12/1/|COMMON STOCK|       |       |1,610       |D  |            |
OCK                     |        |     |    |           |   |99   |04   |(3)         |       |       |            |   |            |
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PHANTOM STOCK UNITS     |1 FOR 1 |(4)  |A   |0.962      |A  |(4)  |(4)  |COMMON STOCK|0.962  |(4)    |43.876      |D  |            |
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Explanation of Responses:
(1)INCLUDES 1,203 SHARES ACQUIRED FROM 7/1/98 THROUGH 6/30/99 IN THE STOCK PURCHASE PLAN
(2)NUMBER OF SHARES HELD IN THE STOCK PURCHASE
PLAN
(3) OPTIONS ISSUED UNDER THE EXECUTIVE STOCK
PLAN
(4)THE PHANTOM STOCK UNITS WERE ACQUIRED UNDER THE UNIVERSAL LEAF TOBACCO
COMPANY,
INCORPORATED SUPPLEMENTAL STOCK PURCHASE PLAN ON A PERIODIC
BASIS
 DURING THE FISCAL YEAR ENDED JUNE 30,1999. EACH PHANTOM STOCK UNIT WILL BE SETTLED IN CASH
UPON THE EARLIER OF DEATH, DISABILITY, RETIREMENT OR TERMINATION OF EMPLOYMENT.
 THE RANGE OF
HIGH AND LOW MARKET PRICES FOR THE COMPANY'S COMMON STOCK ON THE DATES THE PHANTOM UNITS
WERE CREDITED IS $37.3125 AND
$23.875.
SIGNATURE OF REPORTING PERSON
JAMES M. WHITE, III, SIGNATURE OF FILE, FILED ELECTRONICALLY
DATE
AUGUST 11, 1999